Putnam AMT-Free Municipal Fund Annual Report
7/31/13

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1

Class A    14,646
Class B       121
Class C     1,210
Class M        33

72DD2

Class Y     1,292


73A1

Class A   0.549509
Class B   0.452914
Class C   0.429251
Class M   0.507880

73A2

Class Y	0.586277


74U1

Class A   24,198
Class B      259
Class C    2,505
Class M       76

74U2

Class Y   2,056


74V1

Class A   14.74
Class B   14.76
Class C   14.78
Class M   14.78

74V2

Class Y	14.75

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.